Exhibit 10.(ii)(26)

Executive Non-Disclosure and
Non-Solicitation of Employees Agreement

EXECUTIVE A

______________________________________________________________________________

In order for Sears, Roebuck and Co., including its subsidiaries (collectively referred to as "Sears'' or the "Company"), to maintain a competitive edge, Sears must protect its Confidential Information and the stability of its workforce.

Therefore, as a condition of employment with Sears, I agree as follows:

DEFINITIONS

1. "Sears Confidential Information" means trade secrets and non-public information which Sears designates as being confidential or which, under the circumstances surrounding disclosure, should be treated as confidential, including, without limitation, any information received in confidence or developed by Sears, its long and short term goals, vendor and supply agreements, databases, methods, programs, techniques, business information, financial information, marketing and business plans, proprietary software, personnel information and files, client information, pricing, and other information relating to the business of Sears that is not known generally to the public or in the industry and is of value to Sears.

NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

2. I will not, during the term of my employment with Sears or thereafter, except as Sears may otherwise consent or direct in writing, reveal or disclose, sell, use, lecture upon or publish any Sears Confidential Information until such time as the information becomes publicly known through a source other than me.

3. I understand that if I possess any proprietary information of another person or company as a result of prior employment or otherwise, Sears expects and requires that I will honor any and all legal obligations that I have to that person or company with respect to proprietary information, and I will refrain from any unauthorized use or disclosure of such information.

RETURN OF SEARS PROPERTY

4. All documents and other tangible property which relate to the business of Sears are the exclusive property of Sears, even if I authored or created them. I agree to return all such documents and tangible property to Sears upon termination of employment or at such earlier time as Sears may request me to do so.

CONFLICT OF INTEREST

5. During my employment, neither I nor members of my immediate family will have financial investments or other interests or relationships with the Company's customers, suppliers or competitors which might impair my independence of judgment on behalf of the Company. I also agree not to engage in any competitive activity against the Company and will avoid any outside activity that could adversely affect the independence and objectivity of my judgment, interfere with the timely and effective performance of my duties and responsibilities to the Company, discredit the Company or otherwise conflict with the Company's best interests.

NON-SOLICITATION OF EMPLOYEES

6. During my employment with Sears and for one (1) year thereafter, I shall not, directly or indirectly, solicit or encourage any person to leave her/his employment with Sears or assist in any way with the hiring of any Sears employee by any other business.

IRREPARABLE HARM

7. Irreparable harm would result from any breach by me of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if I breach or threaten to breach this Agreement, injunctive relief in favor of Sears is proper, without the necessity of Sears posting a bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any future payments and a return of any payments already received by me.

SEVERABILITY

8. If any provision of this Agreement is held invalid by a court, the remaining provisions will nonetheless be enforced according to their terms. Further, if any provision is held to be overbroad, a court may modify that provision to the extent necessary to make the provision enforceable according to applicable law and enforce the provision as modified.

GOVERNING LAW

9. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Illinois. I agree that the state and federal courts located in the State of Illinois shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and I submit to the personal jurisdiction of such courts, consent to the service of process in connection with any action, suit or proceeding against me, and waive any objections to jurisdiction, venue or service of process.

BURDEN AND BENEFIT

10. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and me or between any successor or assign of Sears and me.

NO EFFECT ON TERM OF EMPLOYMENT

11. Nothing in this Agreement prevents or limits my right to terminate my employment at any time for any reason, and nothing in this Agreement prevents or limits the Company from terminating my employment at any time for any reason. I understand and agree that there exist no promises or guarantees of permanent employment or employment for any specified term by the Company.

ENTIRE AGREEMENT

12. I understand that this Agreement contains the entire agreement and understanding between Sears and me with respect to the provisions contained in this Agreement, and that no representations, promises, agreements, or understandings, written or oral, related thereto which are not contained in this Agreement will be given any force or effect. No change or modification of this Agreement will be valid or binding unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. I further understand that even if Sears waives or fails to enforce any provision of this Agreement in one instance, that will not constitute a waiver of any other provisions of this Agreement at this time, or a waiver of that provision at any other time.
EXECUTIVE A	SEARS, ROEBUCK AND CO.
_________________________________ Signature of Executive	_________________________________
_________________________________ Date	By:______________________________
________________________________ Address - Street	_________________________________ Title
_________________________________ Address - City, State, Zip Code	_________________________________ Date

EXECUTIVE SEVERANCE/NON-COMPETE AGREEMENT

In this Executive Severance/Non-Compete Agreement dated as of ________ __, 2001 (the "Agreement"), Sears, Roebuck and Co., including its subsidiaries (collectively referred to as "Sears"), and EXECUTIVE A ("Executive"), intending to be legally bound and for good and valuable consideration, agree as follows:

    Severance Pay.

(a) Should Executive be involuntarily terminated from Sears for any reason other than Cause (as defined below in Section 2(b)), death, total and permanent disability, or voluntary retirement, and other than a Change in Control Termination (as defined below in Section 2(b)), Sears agrees to pay severance, subject to the provisions of Sections 8(e) and 12 herein, to Executive in an amount equal to: (i) an annual bonus, based on actual results for the year in which active employment ends, pro rata through the date active employment ends, plus (ii) two (2) years of salary continuation, which will include annual base salary plus annual bonus at target as determined for the year in which active employment ends. Any such annual bonus amounts shall be paid at the same time as the annual bonus for that year is paid to Sears executives generally. The "annual bonus" consists of payments made under the Annual Incentive Compensation Plan or any successor annual incentive program. A lump sum payment will be made for any vacation benefits that accrued prior to the end of active employment. No vacation will accrue after the date active employment ends. After the first year of salary continuation, salary continuation payments and annual bonus payments will be subject to mitigation by the amount of any compensation and benefits to which Executive is entitled because of any employment, including self-employment. All salary continuation payments, benefits and annual bonus payments will terminate and forever lapse if Executive is employed by a "Sears Competitor" as defined in Section 8(b) herein.

(b) During the salary continuation period, Executive will be placed on a leave of absence status and be entitled to all benefits (other than as specified above) for which Executive was eligible to participate prior to the end of active employment, with the exception of Long-Term Disability, Flexible Spending Accounts and financial planning. Executive and eligible dependents shall be entitled to continue to participate in medical and dental plans to the same extent and on the same cost-sharing basis as if Executive's employment with Sears had continued during such period. However, in the event Executive becomes employed by another employer and is covered by such employer's health benefits plan or program, the medical and dental benefits provided by Sears hereunder shall be secondary to such employer's health benefits plan or program in accordance with the terms of Sears health benefit plans.

(c) Any stock options, stock appreciation rights, or restricted stock, except as otherwise provided for herein, granted to Executive prior to the date active employment ends, will continue to vest during the salary continuation period. Executive shall have the right to exercise any outstanding and fully vested stock option, stock appreciation right, or other exercisable equity-based award in accordance with its respective grant letter. Any restricted stock grant that has not yet vested by the end of the salary continuation period will be governed by the terms of its respective grant letter.

(d) Any payment earned under the 1999-2001 cycle of the Long Term Incentive Performance Plan will be calculated on a pro rata basis as of the date active employment ends, not inclusive of the salary continuation period. Payment will be made to Executive at the same time that other Sears executives receive any such payout under the 1999-2001 cycle of the Long Term Incentive Performance Plan.

(e) The Long Term Performance Incentive Program grant for the 2002-2004 period, and any other subsequent multi-year performance based grant or award, will be treated at termination of active employment in accordance with the provisions of its respective program document or grant letter.

(f) At the beginning of the salary continuation period, Executive will be immediately eligible for outplacement services at Sears expense. Sears and Executive will mutually agree on which outplacement firm, among current vendors used by Sears, will provide these services. Such services will be provided for up to one (1) year from the beginning of the salary continuation period or until employment is obtained, whichever occurs first.

    Change in Control.

(a) Sears shall pay to Executive, and Executive shall be entitled to receive, the Change in Control Severance Pay described in Section 3, if Executive's employment is terminated under the circumstances described below (a "Change in Control Termination"), provided, however, that notwithstanding the foregoing, a termination by reason of death, disability or voluntary retirement, by Sears for Cause, or by the Executive without Good Reason, shall not be deemed to be a Change in Control Termination.

(b) For purposes of this Agreement, the following terms shall have the definitions as set forth below:

(i) "Change in Control Termination" means the termination of Executive's employment with Sears and all of its subsidiaries which is:
    on the day of, or within 24 months after, the occurrence of a Change in Control, as such term is defined in Appendix A;
    prior to a Change in Control but at the request of any third-party participating in or causing the Change in Control;
    by Sears without Cause during a "Potential Change in Control Period" (as defined below), provided that a Change in Control occurs before the Potential Change in Control Period lapses; or
    by Executive for Good Reason during a Potential Change in Control Period, provided that a Change in Control occurs before the Potential Change in Control Period lapses;

(The parties agree and understand that a termination described in Section 1(a) during a Potential Change in Control Period may later become a Change in Control Termination and entitle the Executive to any additional benefits set forth in Section 2(a).)

    "Cause" shall mean (1) a material breach by Executive (other than a breach resulting from Executive's incapacity due to a mental or physical disability) of Executive's duties and responsibilities (which upon a Change in Control, shall not differ (except with the consent of Executive) in any material respect from Executive's duties and responsibilities during the ninety (90) day period immediately prior to the Change in Control or any Potential Change in Control Period during which a Change in Control occurs), which breach is demonstrably willful and deliberate on Executive's part, is committed in bad faith or without reasonable belief that such breach is in the best interests of Sears and is not remedied in a reasonable period of time after receipt of written notice from Sears specifying such breach, (2) the commission by Executive of a felony involving moral turpitude, or (3) dishonesty or willful misconduct in connection with Executive's employment; and

    "Good Reason" shall mean a significant reduction in Executive's responsibilities, title, annual base salary, annual incentive compensation target or long-term incentive compensation opportunity from those in effect immediately prior to the Change in Control (or to the Potential Change in Control Period during which the Change in Control occurs), or Executive's mandatory relocation to an office more than 50 miles from the primary location at which Executive is required to perform Executive's duties immediately prior to the Change in Control (or to the Potential Change in Control Period during which the Change in Control occurs), and which reduction or relocation is not remedied in a reasonable period of time (which shall not be greater than thirty (30) days) after receipt of written notice from Executive specifying that "Good Reason" exists for purposes of this Agreement. "Good Reason" shall also include failure of a successor company to assume or fulfill the obligations under this Agreement, including the prompt payment of any amounts due to Executive hereunder.

    "Potential Change in Control Period" shall commence upon the occurrence of a "Potential Change in Control" (as defined below) and shall lapse immediately following the first to occur of (a) a Change in Control, or, (b) the one-year anniversary of the occurrence of a Potential Change in Control.
    "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following subsections shall have occurred:
  Sears enters into an agreement the consummation of which would result in the occurrence of a Change in Control;
  Sears or any other party publicly announces an intention to take or consider taking actions which, if consummated, would constitute a Change in Control, there occurs an acquisition of 15% of Sears shares or other voting securities that meets the criteria (other than the 20% ownership threshold) set forth in Section (a) of the definition of "Change in Control" in Appendix A, or the Board adopts a resolution to the effect that, for purposes of this agreement, a Potential Change in Control has occurred.
(c) Executive acknowledges that Sears shall have the right to propose modifications to the subparagraphs defining a "Change in Control" [Appendix A] and "Good Reason" [2(b)(iii)]. Executive shall have sixty (60) days to object in writing to the Senior Vice President of Sears Human Resources Department as to any proposed modification to these subparagraphs. The final decision as to any modification to which Executive makes a timely objection will be at the sole discretion of Sears. Modifications shall be proposed only if the conditions set forth in the then current Appendix A are not present and may not be proposed during a Potential Change in Control Period. The right to make modifications under this subparagraph shall expire and lapse upon the occurrence of a Change in Control event as defined in the then current Appendix A.

(d) This Agreement will automatically terminate and its provisions and covenants will become null and void twenty-four (24) months after the occurrence of a Change in Control.

  Change in Control Severance Pay.

(a) In the event of a Change in Control Termination, Sears agrees to pay Executive's base salary and annual bonus at target, pro rata through the date of the Change in Control Termination, plus severance pay equal to two (2) multiplied by the sum of (i) Executive's annual base salary in effect at the date of the Change in Control Termination or, if greater, immediately prior to the Change in Control or the Potential Change in Control Period during which the Change in Control occurs, plus (ii) Executive's annual bonus at target as determined for the year in which termination occurs. Such amounts will be paid in an undiscounted lump sum within thirty (30) days of Change in Control Termination.

(b) During the two (2) year period following the Change in Control Termination, Executive will be placed on a leave of absence status and be entitled to all benefits for which Executive is eligible to participate, as provided in section 1 (b) above.

(c) Any stock options, stock appreciation rights, or restricted stock that were outstanding immediately prior to the Change in Control Termination shall, to the extent not then vested, fully vest as of the date of the Change in Control Termination. Executive shall have the right to exercise any outstanding stock option or stock appreciation right until the expiration date of such stock option or stock appreciation right as set forth in its respective grant letter.

(d) Any payment earned under the 1999-2001 cycle of the Long Term Incentive Performance Plan will be paid at the target of the entire performance cycle. Payment will be made to Executive at the same time that other Sears executives receive any such payout under the 1999-2001 cycle of the Long Term Incentive Performance Plan.

(e) The Long Term Performance Incentive Program grant for the 2002-2004 period, and any other subsequent multi-year performance based grant or award, will be treated at the time of the Change in Control Termination in accordance with the provisions of its respective program document or grant letter.

(f) Executive shall be entitled to outplacement benefits as described in Section 1(f), above.

4. Gross-Up Payment.

    If, for any reason, the Total Payments (as defined below) will be subject to excise taxes under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any successor or similar provision ("Excise Tax"), Sears shall pay to Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. The Total Payment will be subject to Excise Tax if any or all of the Total Payment is deemed to be "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code or any successor or similar provision.
    For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate in the state and locality of Executive's residence on the date on which the Gross-Up Payment is calculated, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
    "Total Payments" is defined as any or all of the amounts payable to Executive under this Agreement, after deduction of all applicable federal, state and local income and employment taxes (except for Excise Taxes, as defined above) including such amounts that are in the nature of compensation paid or payable by Sears or any of its subsidiaries in connection with a Change in Control.

5. Non-Disparagement. Executive will not take any action detrimental to the interests of Sears or its affiliates, make derogatory statements, either written or oral to any third party, or otherwise publicly disparage Sears, its products, services, or present or former employees, officers or directors, and will not authorize others to make derogatory or disparaging statements on Executive's behalf.

6. Intellectual Property Rights. Executive acknowledges that Executive's development, work or research on any and all inventions or expressions of ideas, patentable or not, hereafter made or conceived solely or jointly within the scope of employment at Sears, provided such invention or expression of an idea relates to the business of Sears, or relates to Sears actual or demonstrably anticipated research or development, or results from any work performed by Executive for or on behalf of Sears, are hereby assigned to Sears, including Executive's entire rights, title and interest. Executive will promptly disclose such invention or expression of an idea to Executive's management and will, upon request, promptly execute a specific written assignment of title to Sears. If Executive currently holds any inventions or expressions of an idea, regardless of whether they were published or filed with the U.S. Patent and Trademark Office, or is under contract to not so assign, Executive will list them on the last page of this Agreement.

7. Confidentiality. Executive agrees that the existence and terms of the Agreement, including the compensation paid to Executive, and discussions with Sears on this Agreement, shall be considered confidential and shall not be disclosed or communicated in any manner except: (a) as required by law; or (b) to Executive's spouse or financial/legal advisors, all of whom shall agree to keep such information confidential.

8. Protective Covenants. Executive acknowledges that this Agreement provides for additional consideration beyond what Sears is otherwise obligated to pay. In consideration of the opportunity for severance benefits and special payments specified above, and other good and valuable consideration, Executive agrees to the following:

(a) Non-Disclosure and Non-Solicitation. Executive acknowledges that Executive has previously or has simultaneously executed and will continue to be bound by an Executive Non-Disclosure and Non-Solicitation of Employees Agreement, which agreement sets forth, among other things, the definition of Sears Confidential Information and is incorporated by reference herein.

(b) Non-Competition. Executive acknowledges that as a result of Executive's position at Sears, Executive has learned or developed, or will learn or develop, Sears Confidential Information and that use or disclosure of such Confidential Information is likely to occur if Executive were to render advice or services to any Sears Competitor.

(i) Therefore, for one (1) year from Executive's last day of active employment, whether or not Executive receives Severance Pay, Executive will not, directly or indirectly, aid, assist, participate in, consult with, render services for, accept a position with, become employed by, or otherwise enter into any relationship with (other than having a passive ownership interest in) any Sears Competitor.
  For purposes of this Agreement, "Sears Competitor" means

(1) Those companies listed on Appendix B, each of which Executive acknowledges is a Sears Competitor, whether or not it falls within the categories in (2), below, and further acknowledges that this is not an exclusive list of Sears Competitors and is not intended to limit the generality of subsection 8(b)(ii)(2), below, and

(2) Any party (A) engaged in any retail business (whether in a department store, specialty store, discount store, direct marketing, or electronic commerce or other business format), that consists of selling furniture, appliances, electronics, hardware, auto parts and/or apparel products, or providing home improvement, product repair, home services, and/or auto repair services, with combined annual gross sales in excess of $500 million, (B) engaged in any credit card or other consumer financial services business, with managed assets in excess of $5 billion, (C) any vendor with combined annual gross sales of services or merchandise to Sears in excess of $100 million, or (D) a party engaged in any other line of business, in which Sears has commenced business prior to the end of Executive's active employment, with Sears having annual gross sales in that line of business in excess of $50 million.

(iii) Executive acknowledges that Sears shall have the right to propose modifications to Appendix B periodically to include (1) emergent Competitors in Sears existing lines of business and (2) Competitors in lines of business that are new for Sears. Executive shall have sixty (60) days to object in writing to the Senior Vice President of Sears Human Resources Department to any proposed modifications to Appendix B. The final decision as to any modification to which Executive makes a timely objection will be at the sole discretion of Sears.

(iv) Executive further acknowledges that Sears does business throughout the United States, Puerto Rico and Canada and that this non-compete provision applies in any state of the United States, Puerto Rico or province of Canada in which Sears does business.

(c) Executive will provide Sears with such information as Sears may from time to time request to determine Executive's compliance with this Agreement. Executive authorizes Sears to contact Executive's future employers and other entities with which Executive has any business relationship to determine Executive's compliance with this Agreement or to communicate the contents of this Agreement to such employers and entities. Executive releases Sears, its agents and employees, from all liability for any damage arising from any such contacts or communications.

(d) Executive agrees that the restrictions set forth above are necessary to prevent the use and disclosure of Sears Confidential Information and to otherwise protect the legitimate business interests of Sears. Executive further agrees and acknowledges that the provisions of this Agreement are reasonable.

(e) Upon the termination of Executive's employment by either party, Executive will execute a binding General Release and Waiver of claims in a form to be provided by Sears, which is incorporated by reference herein. This General Release and Waiver will be in a form similar to the attached sample. If the General Release and Waiver is not signed or is signed but subsequently revoked, Executive will not receive Severance Pay (if any) or any other benefits due under this Agreement.

(f) Executive acknowledges that irreparable harm would result from any breach or threatened breach by Executive of the provisions of this Agreement, and monetary damages alone would not provide adequate relief for any such breach. Accordingly, if Executive breaches this Agreement, injunctive relief in favor of Sears is proper without the necessity of Sears posting bond. Moreover, any award of injunctive relief shall not preclude Sears from seeking or recovering any lawful compensatory damages which may have resulted from a breach of this Agreement, including a forfeiture of any payments not yet made and a return of any payments already received by Executive.

(g) Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by Sears in any instance shall not be deemed a waiver of such provision in the future.

(h) Executive may request (i) a waiver of the non-competition provisions of this Agreement or (ii) that the time frame in Section 8(b), above, commence during Executive's continued employment with Sears, by written request to the Chief Executive Officer of Sears or the equivalent. Such a request will be given reasonable consideration and may be granted, in whole or in part, or denied at Sears' absolute discretion.

9. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any compensation or benefits payable to Executive hereunder; and except as specifically provided in paragraphs (a) and (b) of Section 1 and Sections 8(e) and 12, such compensation and benefits shall not be reduced whether or not Executive obtains other employment.

10. Executive agrees, without receiving additional compensation, to fully and completely cooperate with Sears, both during and after the period of active employment, in all investigations, potential litigation or litigation in which Sears is involved or may become involved. Sears will reimburse Executive for reasonable travel and out-of-pocket expenses.

11. Executive agrees that both during and after the period of active employment with Sears, Executive will not voluntarily act as a witness, consultant or expert for any person or party in any action against or involving Sears or any corporate relative of Sears, unless subject to judicial enforcement to appear as a fact witness only.

12. In the event of a breach by Executive of any of the provisions of this Agreement, including but not limited to the non-disparagement provision (Section 5 herein), and the non-competition provisions (Section 8 herein) of this Agreement, Sears obligation to make salary continuation or any other payments under this Agreement will immediately cease.

13. If any provision(s) of this Agreement shall be found invalid, illegal, or unenforceable, in whole or in part, then such provision(s) shall be deemed to be modified or restricted so as to effectuate as nearly as possible in a valid and enforceable way the provisions hereof, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision(s) had been originally incorporated herein as so modified or restricted or as if such provision(s) had not been originally incorporated herein, as the case may be.

14. This Agreement will be governed under the internal laws of the state of Illinois. Executive agrees that the state and federal courts located in the state of Illinois shall have exclusive jurisdiction in any action, suit or proceeding based on or arising out of this Agreement, and Executive hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to the service of process in connection with any action, suit, or proceeding against Executive; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, venue or service of process.

15. Executive agrees to waive any right to a jury trial on any claim contending that this Agreement or the General Release and Waiver is illegal or unenforceable in whole or in part, and Executive agrees to try any claims brought in a court or tribunal without use of a jury or advisory jury. Further, should any claim arising out of Executive's employment or termination of employment be found by a court or tribunal of competent jurisdiction to not be released by the General Release and Waiver, Executive agrees to try such claim to the court or tribunal without use of a jury or advisory jury.

16. This Agreement does not constitute a contract of employment, and Executive acknowledges that Executive's employment with Sears is terminable "at-will" by either party with or without cause and with or without notice.

17. If any provision of this Agreement conflicts with any other agreement, policy, plan, practice or other Sears document, then the provisions of this Agreement will control. Executive shall not be eligible for any benefits under the Sears Transition Pay Plan or any successor severance plan or program. This Agreement will supersede any prior agreement between Executive and Sears with respect to the subject matter contained herein (with the exception of the Executive Non-Disclosure and Non-Solicitation of Employees Agreement dated _______________, 200__) and may be amended only by a writing signed by an authorized officer of Sears.

18. All compensation paid or provided to Executive under this Agreement shall be subject to any applicable federal, state or local income and employment tax withholding requirements.

19. Sears may assign its rights under this Agreement to any successor in interest, whether by merger, consolidation, sale of assets, or otherwise. This Agreement shall be binding whether it is between Sears and Executive or between any successor or assignee of Sears and Executive.

20. This Agreement may be executed in one or more counterparts, which together shall constitute a valid and binding agreement.

IN WITNESS WHEREOF, Executive and Sears, by its duly authorized representative, have executed this Agreement effective as of the date set forth below.
SEARS, ROEBUCK AND CO.
____________________________ EXECUTIVE A	BY:____________________________
____________________________ Date	____________________________ Date

A "change in control" or "Change in Control" shall mean:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege); (ii) any acquisition by the Company or any of its subsidiaries; (iii) any acquisition by any employee benefit plan (or any related trust) sponsored or maintained by the Company of any of its subsidiaries; or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of (c) below are satisfied; or

(b) Individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Board") (as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used under Section 14 of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation resulting from such reorganization, merger or consolidation and any Person beneficially owning, immediately prior to such reorganization, merger or consolidation, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(e) Consummation of the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (i) more then 60% of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any of its subsidiaries, and any employee benefit plan (or related trust) sponsored or maintained by the Company, any of its subsidiaries or such corporation and any Person beneficially owning, immediately prior to such sale or other disposition, directly or indirectly, 20% or more of the Outstanding Company Common Shares or Outstanding Company Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding common shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (iii) at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company.

For purposes of the foregoing definition of "Change in Control", a "subsidiary" of the Company shall mean any corporation in which the Company, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE AND WAIVER FOR UP TO TWENTY-ONE (21) DAYS. IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THE GENERAL RELEASE AND WAIVER WITHIN SEVEN (7) DAYS AFTER SIGNING. ANY REVOCATION WITHIN THIS PERIOD MUST BE IMMEDIATELY SUBMITTED IN WRITING TO GENERAL COUNSEL, SEARS, ROEBUCK AND CO., 3333 BEVERLY ROAD, HOFFMAN ESTATES, IL 60179. YOU MAY WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

GENERAL RELEASE AND WAIVER

In consideration for the benefits that I will receive under the attached Executive Severance/Non-Compete Agreement, I and any person acting by, through, or under me hereby release, waive, and forever discharge Sears, Roebuck and Co., its current and former agents, subsidiaries, affiliates, employees, officers, shareholders, successors, and assigns ("Sears") from any and all liability, actions, charges, causes of action, demands, damages, or claims for relief or remuneration of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Sears and the termination of my employment, including, but not limited to, all matters in law, in equity, in contract (oral or written, express or implied), or in tort, or pursuant to statute, including any claim for age or other types of discrimination under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state, or local law or ordinance, to the fullest extent permitted under the law, including the Employee Retirement Income Security Act. This General Release and Waiver does not apply to any claims or rights that may arise after the date that I signed this General Release and Waiver. I understand that Sears is not admitting to any violation of my rights or any duty or obligation owed to me.

Excluded from this General Release and Waiver are my claims which cannot be waived by law, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies, (2) any rights or claims to benefits accrued under benefit plans maintained by Sears pursuant to ERISA, and (3) any claims that cannot be waived under the Fair Labor Standards Act or Family and Medical Leave Act. I do, however, waive my right to any monetary recovery should any agency pursue any claims on my behalf. I represent and warrant that I have not filed any complaint, charge, or lawsuit against Sears with any governmental agency and/or any court.

In addition, I agree never to sue Sears in any forum for any claim covered by this General Release and Waiver except that I may bring a claim under the ADEA to challenge this General Release and Waiver. If I violate this General Release and Waiver by suing Sears, other than under ADEA, I shall be liable to Sears for its reasonable attorney's fees and other litigation costs and expenses incurred in defending against such a suit.

I have read this General Release and Waiver and I understand its legal and binding effect. I am acting voluntarily and of my own free will in executing this General Release and Waiver.

I have had the opportunity to seek, and I was advised in writing to seek, legal counsel prior to signing this General Release and Waiver.

I was given at least twenty-one (21) days to consider signing this General Release and Waiver. Any immaterial modification of this General Release and Waiver does not restart the twenty-one (21) day consideration period.

I understand that, if I sign the General Release and Waiver, I can change my mind and revoke it within seven (7) days after signing it by notifying the General Counsel of Sears in writing. I understand that this General Release and Waiver will not be effective until after this seven (7) day revocation period has expired.

Date: SAMPLE ONLY - DO NOT SIGN	Signed by: SAMPLE ONLY - DO NOT SIGN Witness by:____________________________